                 NEWS RELEASE

FOR IMMEDIATE RELEASE

EXHIBIT 99.1

DATE:   February 15, 2010

CONTACT:   Matt Tramel

                      Director, Media Relations

                      630-586-4896 or tramel@inlandgroup.com

Inland American Real Estate Trust, Inc./Inland Public Properties Development, Inc.

enter sale-leaseback with Imagine Schools

Purchase includes seven charter schools for $61 million

Oak Brook, Ill. – Inland Public Properties Development, Inc. (IPPD), a wholly owned subsidiary of Inland American Real Estate Trust, Inc. (Inland American), announced today that it has entered into a sale-leaseback transaction with Imagine Schools, Inc. (Imagine), a leading charter school operator.  IPPD, on behalf of Inland American, purchased seven charter schools, located in Arizona, Colorado, Florida, Maryland and Washington D.C. for $61 million, which Imagine will lease back for 20 years on a triple-net master lease.  Charter schools are similar to traditional public schools since they are funded by the state, do not charge tuition or fees to attend, and their enrollment is open to the public.

“We are very pleased to partner with Imagine Schools, a leader in the growing national movement toward charter school education,” said Chuck Jones, president and chief executive officer of IPPD.  “This innovative transaction allows Imagine to focus on its critical mission of public student education and development, while we focus on providing the capital for the bricks and mortar.  We think this is the true definition of a public-private partnership, and one that positions IPPD for continued growth in the social infrastructure community.”

Imagine is an organization that operates 71 public charter school campuses in 11 states and the District of Columbia.  It serves more than 36,000 students nationwide by providing them with a challenging, effective program of study in a safe, nurturing environment.

“This transaction demonstrates our commitment to social infrastructure assets, which are stable, income producing properties supported by state and federal funding programs,” said Lori Foust, chief financial officer, Inland American Business Manager & Advisor, Inc.  “These charter schools are strong additions to Inland American’s diverse portfolio.”

“IPPD has a strong commitment to providing capital to the charter school sector,” Jones added.  “We view this as a key component of America’s public education system, and expect to make further charter school acquisitions across a broad spectrum.”

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About Inland Public Properties Development, Inc.

Inland Public Properties Development, Inc. (IPPD), a wholly owned subsidiary of Inland American Real Estate Trust, Inc., focuses on structuring Public Private Partnerships (P3’s) to provide private funding and development expertise for government related real estate and infrastructure facilities. These facilities are funded and owned by IPPD and then leased using a variety of lease structures. Further information available at www.inlandpublicproperties.com.

                 NEWS RELEASE

About Inland American Real Estate Trust, Inc.

Inland American Real Estate Trust, Inc. focuses on acquiring and developing a diversified portfolio of commercial real estate including retail, multi-family, industrial, lodging, office and student housing properties, located in the United States and Canada.   The company also invests in joint ventures, development projects, real estate loans and marketable securities.  As of September 30, 2009, Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 946 properties, representing approximately 43 million square feet of retail, industrial and office properties, 8,544 multi-family units and 15,125 lodging rooms.  Inland American is one of five REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc.  For further information regarding Inland American, please refer to the company website at www.inland-american.com.